Exhibit 4.2

SALEFORM 2012 MEMORANDUM OF AGREEMENT Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships Dated: 13th August, 2025 CC 0 C 2 BIMCO STANDARD FORM PART I KNOT SHUTTLE TANKERS 34 AS (Name of sellers), Performance to be Guaranteed by KNOT Offshore Partners LP as per performance guarantor hereinafter called the "Sellers", have agreed to sell, and MI-DAS LINE S.A. (Name of buyers), Performance to be Guaranteed by Doun Kisen Co., Ltd as per performance guarantor, hereinafter called the "Buyers", have agreed to buy: Name of vessel: Tove Knutsen IMO Number: 9868376 Classification Society: Det Norske Veritas Class Notation: BIS, Bow loading, BWM(T), CCO, Clean, CMON, COAT-PSPC(B, C), CSR, DYNPOS(AUTR), E0, ESP, F(A, M, C), LCS, NAUT(OC), Recyclable, SPM, TMON(oil lubricated), VCS(2) Year of Build: 2020 Builder/Yard: Hyundai Heavy Industries Flag: NIS Place of Registration: Haugesund GT/NT: 84,666/48,960 hereinafter called the "Vessel", on the following terms and conditions: Definitions "Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Tokyo, New York, Valletta and Oslo (add additional jurisdictions as appropriate). "Buyers' Nominated Flag State" means Malta (state flag state). "Class" means the class notation referred to above. "Classification Society" means the Society referred to above. "Deposit" shall have-the-meamog-grven-in-Gatise 2 (Deposit). (statemiine,ind location of Deposit Holdi*oi-44-t-lt reic\- .:c the Dept :+t-in ,iccorclancP vott+•tlit-. - Agreement- "In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, email or telefax. "Parties" means the Sellers and the Buyers. Copyright C 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission at the Norwegian Shipbrokers' Association Explanatory notes are avalable from BIMCO at www.bimco org Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87,1993 and 2012. E

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price). "Sellers' Account" means DNB Bank ASA / SWIFT : DNBANOKKXXX / USD Acc : 1250.05.85267 / Correspondaent Bank Name : Bank of New York Mellon / Correspondent Bank SWIFT Code : IRVTUS3N (state details of bank account) at the Sellers' Bank. "Sellers' Bank" means DNB Bank ASA (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price. "BBCP" means Bareboat Charter Party dated on the same date as the MOA agreed between KNOT SHUTTLE TANKERS 34 AS and MI-DAS LINE S.A. together with any addenda thereto. "Charterer" means charterer as per BBCP dated on the same date as the MOA. "Owner" means owner as per BBCP dated on the same date as the MOA. 1. Purchase Price The Purchase Price is USD100,000,000 (United States Dollars One Hundred Million only) (state currency and amount both in words and figures). 2. Deposit As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of 4?‹, ( per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an-interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that: (i) this Agree --≥,..:It - has been signed by the Parties and exchanged in original or by c mad or telefax: and (ii) the Deposit Holdernas confirmed in writing-to the Parties that the account has been opened. The Deposit shall be released in accordance with-feint written instructions of the Parties. Interest, if any, shall be credited to the Buyers Any tee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shaft provide to the Deposit Holder all necessary documentatieft to open and maintain-theraeeount without delay. 3. Payment On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices): (t)-ttie Deposit slhitt be teleaNeci te-thr-St-liers: and lit) the balance el•-4The Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be remitted by the Buyers to the Sellers' bank by an interbank swift message (SWIFT MT 103) not later than two (2) Banking days prior to the expected date of delivery of the Vessel, accompanied by an interbank swift message (SWIFT MT 199) confirming that the Purchase Price is to be held by th Sellers' Bank on suspense (such SWIFT MT 199 to be agreed between the Buyers and the Sellers not less than five (5) Banking Days prior to expected date of delivery of the Vessel. The said Purchase Price shall be unconditionally released/paid to the Sellers by the Sellers' presentation to the Sellers' Bank of either an original or pdf or photocopy of "Protocol of Delivery and Acceptance" in respect of the Vessel duly signed by both the Sellers' and the Buyers' authorized representatives only.paid in full free of bank ehorges to the Sellvri' Accottett.- 4. Inspection Copyright V 2012 Norwegian Shipbrokere Association. All rights reserved. Published by BIMCO, No part of this BIMCO SmartCon document may be copied, reproduced or distributed In any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from 0IMCO at www.blmco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012. so 7

(a)* The Buyers have inspected and accepted the Vessel's classification records online and have waived physical inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.. The Buyers have also iteitiei-ted the Vessel at/in (state place) on (state date)-tend have aecepteti-the Vessel following this inspection and the sale is outfight and definite7subject-only-to-the-tefFos-and conditions of this Agreement. (4)-t—The Buyers shall have the-right to inspect the Vessel's classification records and declare whether same are accepted or not within N/A (statc date/period). The Sellers shall make-the Vessel available for inspection at/in (stateplate/range) within (state date/period). the Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers-for the losses thereby incurie4r The Buyers shall inspect the Vessel without opening-up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. The sale shall become outright and definite, subject only to the terms and ed itions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/fast day of the period stated in Clause 4(b)(ii), whichever is earlier. Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if al t shall be released immediately to the Buyers, whereafter this Agreement shall be null and void. *4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply. 5. Time and place of delivery and notices (a) The Vessel shall be delivered and taken over -,,ttely-alleat at a sale and accessible berth or anchorage at/iii worldwide in one safe port/anchorage or at sea in the Sellers' option (state place/range) in the Sellers' option. Delivery port to be free of any sales tax, duties whatsoever nature. Notice of Readiness shall not be tendered before: 12th September, 2025 (2 working days prior to 16th September, 2025) (date) Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a)(iii) and 14): 30th November, 2025 (b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery. When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in Clause 5(a). If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect. Copyright O 2012 Norwegian Shipbrokers' Association All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www bunco org Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012,

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date. (e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void. 6:-Divers Inspection / Drydeeking (a)' fi) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreernene,theSellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representativels) shall have the right to be present at the diver's inspection as observer(s) only-without-interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society If the conditions at the place of-delivery-are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel ovailuble at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re positioning, The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection. fit)-0-the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken. damaged or defective so as to affect the Vessel's class, then ( I) unless,repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their-expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in aecordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation" and (el) the Sellers shall pay for the underwater inspection and the Classification Society's attendance. Notwithstanding anything to the contrary in this Agreement, if the Classification Society do-net require the aforementioned defects to be rectified before the next-class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days From the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may riot tender Notice of Readiness prior to such estimate having been established. (iii) if the Vessel is to be drydocked pursuant to Clause 6faifii) arid no suitable dry docking facilities are available-at the port of delivery, the Sellers shall take the Vessel to a port where suitable drytfocking facilities-are available, whether within or outside the delivery range as per Clause 51a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within-the-delivertrange-th-per Clause 5(a) which shall, for the porno4e-of-this-Gatrse, become the new port of delivery. In seeh event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming. but limited to a maximum of fourteen (141days, (b)' The Sellers shall-place-the-Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent-of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater-parts below the deepest load-line are found broken. damage . . ects shall be made good at the Sellers' cost and expense to the satisfaetion of the C-lassifieation Society without condition/recommendation" In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the Copyright OD 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMC0. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shiphrokers' Association. Explanatory notes are mailable from BIMC0 at www.bimco org, Adopted by BIMCO In 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

tailshaft system are condemned or found dcfeetive or broker et cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees. (444-t-he Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) abovEe (I) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society. the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent-with-the current stage of the Vessel's survey eyrie: The Buyer-s-shalliteelare whether they require the tailshaft .te-be-drawii-and surveyed not later than by the-eompletiehof the inspection-by the Classification Society. The drawing and refitting of the tailshaft shall-be-arFariged-by-the-Sellers. Should any parts of-the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of Classification Society without condition/recommendation' • (ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defectwe-er broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses. (iii) The Buyers' representative(s) shall have the right-to-be-present in the drydock, as observer(s) only-without-interfering ification Society surveyor. (iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work inifFyclock is still in progress when the Sellers have completed the work which the Sellers are required to do. the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a). the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydoek or not. L6-(a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, ahem-at-we b (a) shall-apult -t-±-Notes-eFailemoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation-are-not to-be taken into account. 7. Spares, bunkers and other items. Spares, bunkers and other-items I he Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail end shaft(s) and/or spare propeller(s)/propetler blade(s), if any, belonging to the Vessetot-the-time of inspection used or unused, wl he Buyers' property, but spares on order are excluded Forwarding charges, if any, shall be for the Buyers' account. The Sellers arc not required to replace spare parts inducting spare tail end shaft(s) and spare propeller(s)/propeller btade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall he the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra-payment. Library arid forms exclusively for use in the Sellers' vessel(s) and captainserafficers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items: (include list) iterrrs-en board which are on hire or owned by third parties, listed as follows, are excluded from the sale without competisaboir (include list) Items on board at the time of inspectiondelivery which are on hire or owned by third parties, not listed above, shall remain withbe-Feolaeeel-or procured by the Sellers prior to delivery-at-their cost and extreii;e I hi.. Buyers-shall take over remaining bunkers arid unused lubrieating and hydraulic oils and greases in storage tanks-arid unopened drums and pay either Copyright O 2012 Norwegian 5hipbrolterti Association. All rights monad. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed In any form without the prior written permission of the Norwegian Shipbroloyrs' Association. Explanatory n0des are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1993, 1986/87, 1993 and 2012.

Any remaining bunkers and unuesd lubricating and hydraulic oils and greases in storage tanks and unopened drums and spare parts shall remain the property of the Sellers. (a)' the actual net pore (excluding barging expenses) as evidenced by invoices or vouchers, of OW the current net market price (excluding barging expenses) at the pot t and date of delivery of the Vessel or. if unavailable, at the nearest bunkering port; for the quantities taken over. Payment under this Clause shall be made at the same time and place and in the same-currency as-the Purchase Price. "inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date. (a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply. 8. Documentation The place of closing: to be mutually agreed (a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents that shall be listed in an addendum to this agreement, namely "Addendum No.1:list of delivery documents"- (i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring-tele of the Vessel and stating that the Vessel is tree from all mortgages, encumbrances and maritime liens or any other clebt-s-whatsneverr thily notarmtly attested and legalised or apostilled, as required by the Buyers' Nominated Flag State: (ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement: (iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalized or apostilled (as appropriate); (iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is tree from registered encumbrances and mortgages, to be faxed or e mailed by such authority to the closing meeting with the original-to be sent to the Buyers as soon as possible after delivery of the Vessel; (v) Declaration of Classor (depending on the. Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation; (vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official-evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a rt atter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has-been paid and the Vessel has been delivered, (vii) A copy of the. Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shalt cease to be registered-with the Vessel', registry, (viii) Commercial invoice for the Vessel; (ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases; Copyright SD 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO No part of this BIMCO 5martCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian 5hipbrokers' Association. Explanatory notes arc available from BIMCO at www.himco.org Adopted by BIMCO in 1956, revised 1966, 1983,19116/07,1993 and 2012.

(x) A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which-is-to be sent immediately after delivery of the Vessel; (xi) Any additional documents as may reasonably-he-required by the competent authorities of the Buyers' Nominated Flag State tar the purpose registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and (xii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nationer intefnational organisation. (b) At the time of delivery the Buyers shall provide the Sellers with the delivery documents that shall be listed in an addendum to this Agreement, namely "Addendum No.1:list of delivery documents". (44-EvichNice that-all necessary corporate, shareholdef-inid other-eic+itin has been taken by the Buyers to authorise the exeetition7fielivery-and performance of this-Agreement; and (ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate). (c) If any of the documents referred tainted in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language. (d) The Parties shall to the extent possible exchange copies. drafts-or samples of the documents listed in Sub clause (a) and &iiti clause (b) above for review and comment by the other party not later than (state number of days), or if left blanke-nine (-9}-days pr delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. fe).Conctiffent-with-the-exeliatige-et-dectiments-ifi-Sub-clause-(a) and Sub clause-tb) above, the Sellers-shall also hand to the Buyers-the-classification certificate(s) as well-as-allulawn-drawings and-manuals, (excluding ISM/ISPSfriamials-kwhich-are on board the Vessel Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain samerin-which case the Buyers have the right to take copies- (F}-4 ther-technical documentation which may be in the-Seherspossession shah promptly after delivery be forwarded to the Buyers at their expense, if they so request. Tire Sellers may keep the Vessel's log hooks hut the Buyers have the rightto-talie copies f same. (g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date-afid-orne-ol delivery of the Vessel from the Sellers to the Buyers. 9. Encumbrances The Sellers warrant that the Vessel, at the time of delivery, is free from ell charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. 10. Taxes, fees and expenses Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account. Copyright © 2012 Norwegian Shlpbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO 5martCon document may be copied, reproduced or distributed in any Form without the prior written permission of the Norwegian 5hipbrokers' Association Explanatory notes are available from BIMCO at ww.v.birnco org. Adopted by BIMCO in 1956, revised 1966, 1953, 195087, 1993 and 2012.

11. Condition on delivery The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as is, where his at the delivery, notwithstanding any term or condition to the contrary in this AgreementAle was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without eanelitton/recommendation•, free of average damage-affecting the Vessel's class, and with her classification certificates and national ereertheates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation' by the Classification Society or the relevant authorities at the time of delivery. Linspection" in this Clause 11. shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (inspections),if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date. 'Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification-Soften without condittenjrefornrnendation-afe-not-to be-taken inte-afffnint-, 12. Name/markings Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel-martittig-s, 13. Buyers' default Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement; and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement and, in winch case the Deposit together with interest earned, if any. shall be released to the Sellers. It the Fleposit claim further compensation for their losses and for all expenses incurred together with interest. 14. Sellers' default Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with thief est eat tied. if any, shall be released to therwirimiediately7 Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. 15. Buyers' representatives After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the-right to pleee two (2) representatives on board the Vessel at then sole risk and expense <(‘E ••••• Copyright © 201.2 Norwegian Shipbrakers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association Explanatory notes are available from BIMCO at www.birrico.org Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the BuyelLs'-repfesentativcs shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation. 16. Law and Arbitration (a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement. In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. (b)' This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with-this-Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered-en an award by any court of competent jurisdiction. The proceedings-shall be cond icty of Maritime Arbitrators, Inc. In cases where neither the claim nor-any counterclaim exceeds the sum of US$ 100.000 the arbitration shall-He-eoriducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. (e) This Agreement shall be governed by and construed in-aeeofthirite-with-1-he-laws of (state place) and any dispute-ansing out of or in connection-with this Agreement shall be referred to arbitration at (state plate), subject to the pteeedures -applicable there. *16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply. 17. Notices All notices to be provided under this Agreement shall be in writing. Contact details for recipients of notices are as follows: For the Buyers: MI-DAS LINE, Vallarino Building, 3rd Floor, 52nd and Elvira Mendez Street, City of Panama, Republic of Pamana, c/o Doun Kisen Co., Ltd, 1307-8 Koh Goh Namikata-cho, Imabari-city, Ehime Pref, Japan Att: Takeomi Yagi / Tel +81-898-41-7733, Fax: +81-898-41-6011, E-mail: sale-purchase@doun.co.jp Copyright © 2012 Norwegian 5hipbrokers' Association All rights reserved. Published by BIMCO, No part of this BIMCO 5rnartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at warm bimco org. Adopted by BIMCO in 1956, revised 1966, 1983, 1966/87, 1993 and 2012

For the Sellers: Oystein Emberland, Chief Financial Officer (CFO) / Knutsen NYK Offshore Tankers AS Smedasundet 40, P.O.Box 2017, 5504 Flaugesund, Norway, Tel: +47 52 70 40 13, Cel: +47 95 20 05 14, E-mail: oem@knotgroup.com 18. Entire Agreement The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement. Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud. 19. Confidentially This Agreement and all details contained therein are to be kept strictly private and confidential by the Parties. 20. This Agreement is subject to the parties entering into a quiet enjoyment agreement (the "QEL") on the same terms and conditions as the quiet enjoyment agreement entered into in relation to the vessel named "Torill Knutsen" with IMO no 9630030 with only logical adjustments being made therefrom. For the avoidance of doubt, if Equinor as sub-charterer requires a QEL, the parties shall negotiate in good faith to accommodate such amendments as they may require. The Barecon 2001 for the Chartering back of the Vessel and the QEL shall form an integral part of this Agreement. Should the parties for an reason whatsoever not enter into the Barecon 2001 or the QEL, or if the said Barecon2001 or QEL does not become effective or become null and void prior to delivery of the Vessel, this Agreement shall terminate and become null and void and neither party shall have any claims of whatsoever nature against the other in respect of this Agreement or otherwise. For and on behalf of the Sellers For and on behalf of the Buyers y5-r, Title: A ttokly 6.. z Name: Nil •HKOUCHI Title: President Copyright aa 2012 Norwegian ShIpbrokers' Association. All rights reserved_ Published by BIMCO. No part of this BIMCOSmartCon document may be copied. reproduced or distributed In any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO In 1956, revised 1966, 1983, 1966/67, 1993 and 2012,